Exhibit 10.2

One World Pharma, Inc.

3471 W. Oquendo Road, Suite 301

Las Vegas, NV 89118

June 3, 2020

Isiah L. Thomas III

_______________

_______________

Dear Mr. Thomas:

We are pleased to confirm the terms of your employment with One World Pharma, Inc. (the “Company”), effective June 3, 2020. The details of your employment are as follows:

Title; Duties:	You will be employed as the Chief Executive Officer performing such duties as are normally associated with this position and as may be assigned to you from time to time by the Board of Directors of the Company. While serving as CEO, you will also be a member of the Board of Directors and serve as its Vice Chairman.

At-Will Employment:	Your employment will be at-will, meaning you or the Company can terminate the employment relationship between you and the Company at any time.

Compensation:

Your annual base salary will be $120,000 in year 1 of your employment; $240,000 in year 2 of your employment; and $300,000 in year 3 of your employment. Your annual salary will be paid in accordance with the Company’s regular payroll practices and may be paid with shares of the Company’s Common Stock until the Company has raised gross proceeds of at least $1.5 million from the sale of its securities following the date hereof. If the Company elects to pay your compensation with shares of Common Stock, the number of shares of Common Stock to be issued to you shall be equal to (a) 1.25 times the cash payment to which you would have been otherwise entitled, divided by (b) the closing price of the Common Stock on the day such cash payment was due.

You will be eligible to receive a performance bonus at the sole discretion of the Board of Directors for each fiscal year that you are in the employment of the Company, beginning with the Company’s fiscal year ending December 31, 2020. The determination of the Board of Directors with respect to your bonus will be final and binding. The Company will pay the bonus (if any) within 120 days following the end of the fiscal year.

Equity Compensation:

The Board of Directors has approved the issuance to you, on the effective date of your employment, of 500,000 shares of the Company’s Common Stock (the “Shares”), and an option (the “Option”) to purchase 5,500,000 shares of the Company’s Common Stock, at an exercise price equal to the closing price of the Common Stock on the date hereof. The Option will be issued under and be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan, and the Stock Option Agreement (together, the “Plan Documents”) with respect to the Option. The Option will vest as to 1,500,000 shares immediately, as to 1,000,000 shares 120 days following the issuance of the Option (the “Second Vesting Date”), and as to the remaining 3,000,000 shares of Common Stock quarterly over the three years following the Second Vesting Date.

For the avoidance of doubt and purposes of clarity, in the event your employment terminates, you will be entitled to retain all of the Shares, and the vested portion of the Option will continue to be exercisable as provided in the Plan Documents.

Expenses:	You will be reimbursed for all reasonable out-of-pocket business expenses incurred by you while employed by the Company in the performance of your services upon submission of expense statements, invoices or such other supporting information as the Board may reasonably require.

Benefits:	During your employment, you will be entitled to receive health and other benefits under the Company’s benefit plans, as in effect from time to time.

Directors and Officers Insurance:	Within 60 days following the commencement of your employment, the Company will obtain directors and officers insurance covering you. Such policy will be at least $1 million.

Indemnification:	The Company shall indemnify, defend, and hold you harmless to the maximum extent permitted by law against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, in connection with the defense of or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer or director of the Company. In addition, the Company shall advance to you reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from you to repay such advances if it shall be finally determined by a judicial non-appealable decision that you were not entitled to the reimbursement of such fees and expenses).

Personnel Policies:	Your employment is subject to the Company’s personnel policies and procedures as they may be adopted, interpreted or revised from time to time in the Company’s sole discretion.

Vacation:	In addition to legal holidays observed by the Company, you will be entitled to four weeks of paid vacation per year beginning three months following the commencement of your employment with the Company.

Location:	Your place of employment may be, at your election, in the Chicago, IL, New York, NY or Washington D.C. metropolitan areas.

No Conflict Representation:	You hereby represent that the provision of services by you to the Company does not and will not breach any agreement with any current or former employer.

Confidential Information Obligations:	You and the Company will enter into a Confidential Information Agreement that contains provisions that will survive termination or expiration of this letter agreement.

Nothing other than an express written agreement signed by both parties may modify any term of this letter agreement. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to principles of conflicts of law.

Please sign this letter agreement to acknowledge your acceptance and agreement to the terms herein. We look forward to working with you and expect that you will be a great asset to our team.

Sincerely,

ONE WORLD PHARMA, INC.

By:	/s/ Brian Moore
Name:	Brian Moore
Title:	President

Acknowledged and agreed

this 3rd day of June 2020:

/s/ Isiah L. Thomas III
Isiah L. Thomas III